Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(in millions of dollars)

	Nine Months Ended September 30, 2004	Three Months Ended September 30, 2004
Earnings before income taxes and minority interest	$10,917	$3,870

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(140)	(52)
Dividends from less than 50% owned affiliates	43
Fixed charges	1,329	448
Interest capitalized, net of amortization	3	(1)

Earnings available for fixed charges	$12,152	$4,265

Fixed charges:
Interest incurred:
Consumer products	$1,064	$361
Financial services	73	23

	1,137	384

Portion of rent expense deemed to represent interest factor	192	64

Fixed charges	$1,329	$448

Ratio of earnings to fixed charges	9.1	9.5

ALTRIA GROUP, INC. AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(in millions of dollars)

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
Earnings before income taxes, minority interest and cumulative effect of accounting change	$14,760	$18,098	$14,284	$14,087	$12,821

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(205)	(235)	(228)	(228)	(197)
Dividends from less than 50% owned affiliates	45	32	29	70	56
Fixed charges	1,731	1,643	1,945	1,348	1,363
Interest capitalized, net of amortization	10	10	10	7	(2)

Earnings available for fixed charges	$16,341	$19,548	$16,040	$15,284	$14,041

Fixed charges:
Interest incurred:
Consumer products	$1,370	$1,331	$1,665	$1,087	$1,118
Financial services	105	100	102	114	89

	1,475	1,431	1,767	1,201	1,207

Portion of rent expense deemed to represent interest factor	256	212	178	147	156

Fixed charges	$1,731	$1,643	$1,945	$1,348	$1,363

Ratio of earnings to fixed charges (A)	9.4	11.9	8.2	11.3	10.3

(A)	Earnings before income taxes and minority interest for the year ended December 31, 2002 include a non-recurring pre-tax gain of $2,631 million related to the Miller Brewing Company transaction. Excluding this gain, the ratio of earnings to fixed charges would have been 10.3 for the year ended December 31, 2002.